Exhibit 10.20

SECOND AMENDMENT TO PURCHASE AND SALE CONTRACT

THIS SECOND AMENDMENT TO PURCHASE AND SALE CONTRACT (this "Second Amendment") is made and entered into this 24th day of July, 2006 (the "Second Amendment Date"), by and between ORP TWO LLC., a Maryland limited liability company ("Seller"), and SUN SHIEL PROPERTIES II, LLC, an Indiana limited liability company ("Purchaser").

RECITALS:

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Contract dated May 15, 2006, and that certain First Amendment to Purchase and Sale Contract dated June 13, 2006 (as amended, the "Contract"), for certain real property situated in the County of Delaware, State of Indiana, and more specifically described in the Contract;

WHEREAS, Seller and Purchaser desire to further amend the Contract on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants set forth in the Contract and herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree to amend the Contract as follows:

AGREEMENT:

1.

 Closing Date. The first sentence of Section 5.1 of the Contract is hereby amended and restated as follows: "The Closing shall occur on August 31, 2006 (the "Closing Date") through an escrow with Escrow Agent, whereby the Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means."

2.

General Provisions. The following provisions shall apply with respect to this Second Amendment:

2.1

Except as modified herein, the Contract is in full force and effect and are hereby ratified by Purchaser and Seller.

2.2

Capitalized terms not defined herein shall have the same meaning as set forth in the Contract.

2.3

In the event of any conflict between the Contract and this Second Amendment, the terms and conditions of this Second Amendment shall control.

 2.4 This Second Amendment may be executed in counterparts, each of which (or any combination of which) when signed by all of the parties shall be deemed an original, but all of which when taken together shall constitute one agreement. Executed copies hereof may be delivered by telecopier and upon receipt shall be deemed originals and binding upon the parties hereto, and actual originals shall be promptly delivered thereafter.

NOW, THEREFORE, the parties hereto have executed this Second Amendment as of the date first set forth above.

Seller:

ORP TWO LLC., a Maryland limited liability company

By:  ORP Corporation II, a Maryland

Corporation, its managing member

By:  /s/Kristian D. Vercauteren

    Kristian D. Vercauteren

    Vice President

Purchaser:

SUN SHIEL PROPERTIES II, LLC,

 an Indiana limited liability company

By:/s/Richard E. Hennessey

Name: Richard E. Hennessey

Title: Manager